Exhibit 10.5

AMENDED AND RESTATED
SPLIT DOLLAR COLLATERAL ASSIGNMENT

[X]  Nationwide Life Insurance Company of America                                                        Policy Number  4,270,164

ASSIGNOR:  Joseph W. Packer, Jr.                                                                               INSURED:  Joseph W. Packer, Jr.

ASSIGNEE: Prudential Savings Bank                                                                              EFFECTIVE DATE: November 19, 2008

WHEREAS, the Assignor previously assigned to the Assignee certain interests in the Policy as security for certain liabilities of the Assignor to the Assignee in connection with a split-dollar arrangement regarding the Policy in accordance with Rev. Rul. 64-328, 1964 C.B. 11, pursuant to a Split-Dollar Collateral Assignment dated September 2, 1993 (the “Prior Assignment”);

WHEREAS, upon a surrender of the Policy, the Assignor has the right to receive the cash surrender value of the Policy after the payment of all amounts owed to the Assignee;

WHEREAS, as a result of the Assignor’s right to obtain a portion of the cash surrender value of the Policy upon a surrender of the Policy, the Prior Assignment does not satisfy the exemption for death benefit only plans under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the parties desire to amend and restate the Prior Assignment in order to grandfather the Prior Assignment for purposes of Section 409A of the Code, with the amount of the grandfathered cash surrender value to be determined in accordance with the “proportional allocation method” set forth in Notice 2007-34 issued by the Internal Revenue Service (the “IRS”);

WHEREAS, the Prior Assignment is currently deemed to be grandfathered under Treasury Regulation §1.61-22, which grandfathering treatment under the split dollar regulations would normally be lost in the event of a material modification of the Prior Assignment;

WHEREAS, Part III.D.2 of IRS Notice 2007-34 expressly states that a modification of a split-dollar life insurance arrangement necessary to avoid the application of Section 409A of the Code will not be treated as a material modification of the arrangement for purposes of Treasury Regulation §1.61-22(j);

WHEREAS, this Amended and Restated Split Dollar Collateral Assignment (the “Restated Assignment”)  satisfies the requirements in Part III.D.2 of IRS Notice 2007-34 for having the Restated Assignment no longer be subject to Section 409A of the Code, and the Restated Assignment does not materially enhance the value of the benefits to the Assignor under the Prior Assignment;

WHEREAS, the Prior Assignment referenced “Indebtedness” and “Liabilities,” which terms were not defined in the Prior Assignment but which were intended to mean the Assignor’s obligation to pay to the Assignee out of any death proceeds or cash surrender value of the Policy an amount equal to the Assignee’s Aggregate Premiums Paid, as defined herein;

WHEREAS, the parties do not expect or intend to make any material modifications to this amended and restated Collateral Assignment which would result in the grandfathering treatment being lost under either Treasury Regulation §1.61-22 or Section 409A of the Code; and

WHEREAS, the Assignee, by accepting this Agreement, agrees to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the parties hereby amend and restate the Prior Assignment to read in its entirety as follows:

The Assignor, being applicant and owner of the subject Policy, hereby assigns and conveys to the Assignee all right, title, and interest in the Policy, as collateral security for the obligation to repay to the Assignee the Aggregate Premiums Paid.  All incidents of ownership in the Policy not transferred to the Assignee shall remain in the Assignor.

A.	It is expressly agreed that the following specific rights are included in this assignment and pass by virtue hereof:

1.
The sole right to collect from the Insurer the net proceeds of the Policy when it becomes a claim by death or maturity, with the net proceeds to be equal to the total death benefit of the Policy minus the Assignee’s Aggregate Premiums Paid;

2.
The sole right to surrender the Policy at any time provided by the terms of the Policy and at such other times as the Insurer may allow, and to receive a portion of the Total Cash Surrender Value (as defined herein) thereof in an amount equal to the sum of (i) the Assignee’s Aggregate Premiums Paid (as defined herein), plus (ii) the Non-Grandfathered Cash Surrender Value (as defined herein) of the Policy;

3.
The sole right to obtain one or more loans or advances on the Policy to the extent of the Assignee’s Aggregate Premiums Paid (as defined herein), either from the Insurer or, at any time, from other persons, and to pledge or assign the Policy as security for such loans or advances;

4.
The sole right to collect and receive all distributions or shares of surplus, dividend deposits or additions to the Policy now or hereafter made or apportioned thereto, and to exercise any and all options contained in the Policy with respect thereto; provided, that unless and until the Assignee shall notify the Insurer in writing to the contrary, the distributions or shares of surplus, dividend deposits, and additions shall continue on the plan in force at the time of this Restated Assignment;

5.	The sole right to exercise all nonforfeiture rights permitted by the terms of the Policy or allowed by the Insurer and to receive all benefits and advantages derived therefrom; and

6.	The sole right to the value of any funds held by the Insurer for the purpose of paying future premiums under the Policy as determined by the premium agreement applicable thereto.

B.	It is expressly agreed that the following specific rights, so long as the Policy has not been surrendered, are reserved and excluded from this Restated Assignment and do not pass by virtue hereof:

1.	The right to collect from the Insurer any disability benefit payable in cash that does not reduce the amount of insurance;

2.	The right to designate and change the beneficiary; and

3.
The right to elect any optional mode of settlement permitted by the Policy or allowed by the Insurer; but the reservation of these rights shall in no way impair the right of the Assignee to surrender the Policy completely with all its incidents or impair any other right to the Assignee hereunder, and any designation or change of beneficiary or election of a mode of settlement shall be made subject to this Restated Assignment and to the rights of the Assignee hereunder.

C.	The Assignee agrees with the Assignor as follows:

1.
That any balance of sums received hereunder from the Insurer remaining after payment of the amounts then owed to the Assignee pursuant to this Restated Assignment shall be paid by the Assignee to the persons entitled thereto under the terms of the Policy had this Restated Assignment not been executed;

2.
That the Assignee will not exercise either the right to surrender the Policy or (except for the purpose of paying premiums) the right to obtain policy loans from the Insurer, until there has been a default in any of the liabilities or a failure to pay any premium when due, nor until 20 days after the Assignee shall have mailed, by first-class mail, to the Assignor at the address last supplied in writing to the Assignee specifically referring to this assignment, notice of intention to exercise such right; and

3.
That the Assignee will upon request forward without unreasonable delay to the Insurer the Policy for endorsement of any designation or change of beneficiary or any election of any optional mode of settlement.

D.	For purposes of this Assignment:

1.
The Total Cash Surrender Value of the Policy at any time equals at such time the cash value set forth in the Policy’s table of values, plus the cash value of any paid-up additions, plus any dividend accumulations and unpaid dividends, less any policy loans to the Assignee and accrued interest thereon.

2.
The Aggregate Premiums Paid at any time equal the cumulative premiums paid by the Assignee, reduced by the amount of any policy dividends paid in cash to the Assignee or used to reduce or offset such premiums, and further reduced by any policy loans to the Assignee and accrued interest thereon and by any amount received by the Assignee from the Assignor or the Insured for the economic benefit under the split-dollar arrangement.

3.
The Grandfathered Cash Surrender Value of the Policy at any time shall be determined in accordance with the “proportional allocation method” described in Part III.A.2 of IRS Notice 2007-34 or any successor thereto.  Under such method, the Grandfathered Cash Surrender Value as of any valuation date shall equal the greater of (i) the Total Cash Surrender Value of the Policy that was earned and vested at December 31, 2004, and (ii) an amount equal to the Total Cash Surrender Value on the valuation date multiplied by a fraction, the numerator of which is the sum of the grandfathered premiums actually paid on the Policy and the denominator of which is the sum of all premiums actually paid on the Policy by the valuation date.  Grandfathered premiums shall include both premiums actually paid on or before December 31, 2004 that were earned and vested (as defined in Treas. Reg. §1.409A-6(a)(2)) as of December 31, 2004 and premiums paid after such date pursuant to a legally binding right that was earned and vested (as defined in Treas. Reg. §1.409A-6(a)(2)) as of such date.

4.	The Non-Grandfathered Cash Surrender Value of the Policy at any time shall equal the Total Cash Surrender Value at such time minus the Grandfathered Cash Surrender Value at such time.

E.
The Insurer is hereby authorized to recognize the Assignee’s claims to rights hereunder without investigating the reason for any action taken by the Assignee, or the existence, validity or the amount of any liability of the Assignor to the Assignee, or the existence of any liability of the Assignor to the Assignee, any default therein, or the giving of any notice under Paragraph C.2 above or otherwise, or the application to be made by the Assignee of any amounts to be paid to the Assignee.  The sole signature of the Assignee shall be sufficient for the exercise of any rights under the Policy assigned hereby and the sole receipt of the Assignee for any sums received shall be a full discharge and release therefor to the Insurer.  Checks for all or any part of the sums payable under the Policy and assigned herein shall be drawn to the exclusive order of the Assignee if, when, and in such amounts as may be requested by the Assignee.

F.
The exercise of any right, option, privilege, or power given herein to the Assignee shall be at the option of the Assignee, and (except as restricted by Paragraph C.2 above) the Assignee may exercise any such right, option, privilege, or power without notice to, or assent by, or affecting the liability of, or releasing any interest hereby assigned by the Assignor.

G.
In the event of any conflict between the provisions of this assignment and the provisions of any note or other evidence of any liability with respect to the Policy or rights of collateral security therein, the provisions of this Restated Assignment shall prevail as to the Insurer.

H.	Each of the undersigned declares that no proceedings in bankruptcy are pending against him or it and that his or its property is not subject to any assignment for the benefit of creditors.

IN WITNESS WHEREOF, the Assignor and the Assignee have duly executed this Amended and Restated Split-Dollar Collateral Assignment as of the Effective Date.

__________________________________________	________________________________________________________
Witness	Joseph W. Packer, Jr. Assignor

PRUDENTIAL SAVINGS BANK, Assignee

__________________________________________	By: _____________________________________________________
Witness	Thomas A. Vento, President and
Chief Executive Officer